Exhibit 3

ACCOUNT CONTROL AGREEMENT

THIS ACCOUNT CONTROL AGREEMENT (the “Agreement”) is effective as of May 24, 2013, among OWENS CORNING FIBREBOARD ASBESTOS PERSONAL INJURY TRUST (“Pledgor”), THE BANK OF NEW YORK MELLON, as custodian (“Custodian”), and DEUTSCHE BANK AG, LONDON BRANCH (“Secured Party”).

WHEREAS, pursuant to a Call Option Transaction evidenced by a Confirmation dated May 22, 2013 with a reference number 536745, as amended from time to time, between the Pledgor and the Secured Party (the “Confirmation”), the Pledgor has agreed to pledge to the Secured Party certain assets (the “Pledged Securities”) to secure the Pledgor’s obligations to the Secured Party under the Confirmation;

WHEREAS, the Pledgor, the Custodian and the Secured Party are entering into this Agreement to provide for the control and the safekeeping, among other services, of the assets in the account described below and to permit the Secured Party to perfect its security interest therein;

WHEREAS, the Pledgor desires to satisfy its obligations pursuant to the Confirmation to transfer the Pledged Securities to the Secured Party by delivering the Pledged Securities into a securities account with the Custodian for the benefit of the Secured Party, all on the terms and conditions set forth in this Agreement; and

WHEREAS, the Custodian is a “securities intermediary” (within the meaning of Section 8-501(a) of the Uniform Commercial Code of the State of New York (the “UCC”)).

THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1. The Account. The Pledgor and the Secured Party hereby appoint The Bank of New York Mellon as the custodian of the property pledged by the Pledgor to the Secured Party, and the Custodian hereby accepts such appointment and agrees to establish an account in the name of the Pledgor for the benefit of the Secured Party entitled “Deutsche Bank AG, London Branch as Pledgee of Pledgor” with Account No. OCFF4001022 (the “Account”). The Custodian shall have no responsibility under this Agreement for any assets until such assets are actually received by the Custodian, or its agents. The Pledgor and the Secured Party represent and warrant that they will only permit securities and other property that is principally traded or safekept in the United States to be held in the Account. All parties agree that the Account will be treated as a “securities account” under Article 8 of the UCC and all property held by the Custodian in the Account will be treated as “investment property” under Article 9 of the UCC and “financial assets” under Article 8 of the UCC.

2. Authorized Parties. The Pledgor and the Secured Party each shall furnish the Custodian with a written list of the names, signatures and extent of authority of all persons authorized to direct the Custodian on its behalf under the terms of this Agreement. The Custodian shall be entitled to rely upon the authority of any person or entity properly designated by the Pledgor (individually and collectively, the “Pledgor’s Authorized Party”) or the Secured Party (individually and collectively, “the Secured Party’s Authorized Party”, and together with the Pledgor’s Authorized Party, individually and collectively, “Authorized Party”) to the Custodian until the Custodian is notified otherwise in writing.

3. Authorized Instructions. “Authorized Instructions” shall mean (a) all directions to the Custodian from an Authorized Party for each of the Pledgor and the Secured Party pursuant to the terms of this Agreement; (b) all directions by an Authorized Party for each of the Pledgor and the Secured Party to the Custodian in its corporate capacity (or any of its affiliates) relating to foreign exchange; and (c) a Notice of Exclusive Control as set forth in Section 5 below. Authorized Instructions shall be in writing, transmitted by first class mail, overnight delivery, private courier, facsimile, electronic transmission subject to the Custodian’s policies and procedures, any other institutional delivery system or trade matching utility as directed by an Authorized Party and supported by the Custodian, or any other method agreed upon in writing by the parties. The Custodian may, in its discretion, accept oral directions from an Authorized Party for each of the Pledgor and the Secured Party and may require confirmation in writing from an Authorized Party for each of the Pledgor and the Secured Party except that any Notice of Exclusive Control shall be in writing in accordance with Section 5 below. However, where the Custodian acts on an oral direction prior to receipt of a written confirmation, the Custodian shall not be liable if a subsequent written confirmation fails to conform to the oral direction. The Custodian shall be fully protected in acting in accordance with all such Authorized Instructions and in failing to act in the absence thereof.

4. Priority of Lien. The Custodian hereby waives any security interest, lien or right of set off it may otherwise have in the Account or any financial assets, cash or other property credited thereto or held therein. In the event that the Custodian has or subsequently obtains by agreement, by operation of law or otherwise any security interest in, lien on or right of set-off with respect to, the Pledged Securities, the Account or any credit balance, therein, the Custodian hereby agrees that, notwithstanding any agreement or provision of law to the contrary, any such security interest, lien or right of set-off of the Custodian shall be subject and subordinate to the security interest of the Secured Party, except for any lien or right of set-off with respect to assets in the Account other than the Pledged Securities, in favor of the Custodian for the payment of normal commissions and fees owing to the Custodian with respect to the Account.

To the best of the Pledgor’s knowledge, the Pledgor hereby warrants and represents that, except for the claims and interests of the Secured Party and the Pledgor in the Account and any claim and interest in favor of the Custodian as set forth above, the Pledgor does not know of any claim to or interest in the Account.

The Custodian hereby acknowledges the security interest granted to the Secured Party by the Pledgor pursuant to the Confirmation.

5. Control. Subject to the exceptions provided herein, the Custodian shall comply solely with joint Authorized Instructions concerning the Pledged Securities and the Account from both the Secured Party’s Authorized Party and the Pledgor’s Authorized Party (“Joint Instructions”),until such time as the Custodian receives from the Secured Party a written notice, in the form of Exhibit A, that the Secured Party is thereby exercising exclusive control over the Account (the “Notice of Exclusive Control” which Notice of Exclusive Control shall be considered to be an entitlement order as defined in UCC § 8-102(a)(8)). With respect to such Joint Instructions, it shall be the duty and responsibility of Pledgor or its Authorized Party to secure the Secured Party’s Authorized Instructions and to provide Custodian with such Joint Instructions in a form and manner as may be required by Custodian, as determined from time to time by Custodian in its sole discretion. Unless and until the Custodian otherwise specifically agrees, all such Joint Instructions shall be submitted to the Custodian by the Pledgor as a single instruction containing the signatures of both the Pledgor and the Secured Party on a single sheet of paper. After the Custodian receives a Notice of Exclusive Control, the Custodian will, after having had a reasonable opportunity to act on the notice, cease complying with Joint Instructions concerning the Account and comply solely with Authorized Instructions originated by the Secured Party’s Authorized Party. The Custodian shall have no responsibility to ensure that the market value of the assets in the Account is equal to or exceeds the amount that the Pledgor is required to maintain pursuant to the Confirmation. The Secured Party hereby grants authority to the Custodian to deposit in the Account any money, securities and other property received by the Custodian from the Pledgor to be deposited into the Account. The Pledgor hereby grants authority to and directs the Custodian to deposit in Pledgor’s account number OCFF4001002 (the “Pledgor’s Account”) any money, securities and other property that shall be delivered to it from the Account pursuant to Authorized Instructions.

6. Directed Powers of the Custodian. As permitted by Section 5, the Custodian shall take the following actions in the administration of the Account pursuant to Authorized Instructions:

(a) Settle purchases and sales and engage in other transactions, including free receipts and deliveries, exchanges and other voluntary corporate actions, with respect to securities or other property received by the Custodian;

(b) Submit master ballots in accordance with Authorized Instructions in bankruptcy matters in cases where the Pledgor’s Authorized Party is unable to submit or cause the Custodian to submit an individual ballot with respect to the Account; and

(c) Take actions necessary to settle transactions in futures and/or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments with third parties.

7. Discretionary Powers of the Custodian. The Custodian shall have the discretionary authority, without the necessity of receiving Authorized Instructions, to take the following actions in the administration of the Account:

(a) Hold property in nominee name, in bearer form or in book entry form, in a clearinghouse corporation or in a depository, so long as the Custodian’s records clearly indicate that the assets held are a part of the Account;

(b) When reasonably necessary, employ suitable agents and legal counsel and, as a part of its reimbursable Expenses under this Agreement, pay their reasonable compensation and expenses;

(c) Take all action necessary to pay for, and settle, transactions, including exercising the power to borrow or raise monies from the Custodian in its corporate capacity or an affiliate and hold any property in the Account as security to the extent of advances made to the Account;

(d) Make, execute and deliver any and all documents, agreements or other instruments in writing as are necessary or desirable for the accomplishment of any of the powers in this Agreement; and

(e) Generally take all action, whether or not expressly authorized, which the Custodian may deem reasonably necessary for the fulfillment of its duties hereunder.

As permitted by Section 5, the Custodian may also be directed pursuant to Authorized Instructions to exercise the powers described in this Section.

8. Duties of the Custodian. The Custodian shall perform or cause its agents to perform the following duties with respect to the Account:

(a) Hold the property in safekeeping facilities of the Custodian or of other custodian banks or clearing corporations, in the United States or elsewhere in accordance with applicable law;

(b) Collect income and proceeds, including any interest, dividends and distributions, due to the Account and sign on the Account’s behalf all declarations, affidavits, and certificates of ownership required to collect income and principal payments; provided that the Custodian shall not be responsible for the failure to receive payment of (or late payment of) distributions with respect to securities or other property held in the Account;

(c) Subject to the timely receipt of notice from an issuer or the Pledgor’s Authorized Party, collect all proceeds from securities, certificates of deposit or other investments held in the Account which may mature or be called;

(d) Prior to receiving a Notice of Exclusive Control, forward to the Pledgor’s Authorized Party as designated by the Pledgor proxies or ballots for any stocks, bonds or other securities held in the Account in a form to enable the Pledgor’s Authorized Party to effect the voting of proxies, excluding bankruptcy matters to which the Custodian’s duties are set forth in Section (f) below;

(d) Provided that the Secured Party has provided an Authorized Instruction designating an Authorized Party to receive such items, after receiving a Notice of Exclusive Control, forward to the Secured Party’s Authorized Party as designated by the Secured Party proxies or ballots for the Pledged Securities held in the Account in a form to enable to enable to Secured Party’s Authorized party to effect the voting of the proxies, excluding bankruptcy matters to which the Custodian’s duties are set forth in Section (f) below;

(e) Submit or cause to be submitted to the Pledgor’s Authorized Party as designated by the Pledgor information received by the Custodian, or summaries of information, regarding ownership rights pertaining to property held in the Account, in accordance with the Custodian’s practices, excluding bankruptcy matters to which the Custodian’s duties are set forth in Section (f) below;

(f) Forward to the proper Authorized Party, as designated in a proper Authorized Instruction, an initial notice of bankruptcy cases relating to securities held in the Account and a notice of any required action related to such bankruptcy cases as may be received by the Custodian. No further action or notification related to the bankruptcy case shall be required absent the specific agreement of the parties hereto; and

(g) Attend to corporate actions with respect to which no discretionary decision is required.

9. Pricing and Data. For purposes of this Section “Market Data” shall mean pricing or other data related to securities and other assets. Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data, and other data received from investment managers and others. In providing Market Data related to the Account in connection with this Agreement, the Custodian is authorized to use pricing vendors, brokers, dealers, investment managers, Pledgor’s Authorized Party, subcustodians, depositories and any other person providing Market Data to the Custodian (“Data Providers”). The Custodian may follow Authorized Instructions from the Pledgor’s Authorized Party in providing pricing or other Market Data even if such instructions direct the Custodian to override its usual procedures and Market Data sources. The Custodian shall be entitled to rely without inquiry on all Market Data (and all Authorized Instructions of the Pledgor’s Authorized Party related to Market Data) provided to it, and the Custodian shall not be liable for any losses incurred as a result of errors or omissions with respect to any Market Data utilized by the Custodian or the Authorized Party’s Authorized Party hereunder. The Secured Party and the Pledgor acknowledge that certain pricing or valuation information may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may be material. Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions upon the Secured Party’s, the Pledgor’s or an Authorized Party’s use of the Market Data.

10. Income and Settlement; Market Practice Settlements.

(a) In accordance with the Custodian’s standard operating procedures, the Custodian shall credit the Account, net of any taxes that are required to be withheld pursuant to any applicable law or regulation, with all income and proceeds, including any interest, dividends or distributions with respect to the Pledged Securities on contractual payment date or actual receipt. To the extent the Custodian credits any such income or proceeds on contractual payment date, the Custodian may reverse such accounting entries to the contractual payment date if the Custodian reasonably believes that such amount will not be received.

(b) In accordance with the Custodian’s standard operating procedures, the Custodian will attend to the settlement of securities transactions on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Custodian settles certain securities transactions on the basis of contractual settlement date accounting, the Custodian may reverse to the contractual settlement date any entry relating to such contractual settlement if the Custodian reasonably believes that such amount will not be received.

11. Statements. The Custodian shall make available to the Secured Party and the Pledgor a monthly report of all transfers to or from the Account and a statement of all holdings in the Account as of the last business day of each month. With execution of a separate agreement the Secured Party and/or the Pledgor may elect to receive certain information electronically through the internet to an email address specified by the relevant party for such purpose. Use of the Internet for this purpose is an acknowledgement that such transmissions are not encrypted and therefore are insecure. The Secured Party and the Pledgor further acknowledge that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agree that the Custodian shall not be responsible for any loss, damage or expense suffered or incurred by either of them or by any person claiming by or through them as a result of the use of such methods. If, within ninety (90) days after the Custodian makes available a statement to the Pledgor or the Secured Party, as applicable, such party has not given the Custodian notice of any exception or objection thereto, the statement shall be deemed to have been approved as to such non-objecting party, and in such case, the Custodian shall not be liable to such non-objecting party for any matters set forth in such statement.

12. Adverse Claims. Except for the claims and interest of the Secured Party, the Custodian and the Pledgor in the Pledged Securities, the Custodian represents that it does not know of any claim to, or interest in the Pledged Securities or the Account. Upon actual receipt of written notice of any lien, encumbrance or adverse claim by a third party against the Account or any asset of the Account, the Custodian will make reasonable efforts to notify the Secured Party and the Pledgor thereof.

13. Limited Liability of the Custodian. The Custodian’s liability shall be limited as follows:

(a) The Custodian shall not be liable for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement;

(b) The Custodian shall not be liable for any act or omission of any other person except for Custodian’s agents selected and retained in its sole discretion;

(c) The Custodian shall not be liable for any indirect, consequential or special damages with respect to its role as the Custodian;

(d) As permitted by Section 5, the Custodian shall not be liable for settling trades for assets held in the Account pursuant to Authorized Instructions, or complying with Authorized Instructions concerning the Account, that are received by the Custodian before the Custodian receives a Notice of Exclusive Control from the Secured Party even if circumstances exist that would permit the Secured Party to give a Notice of Exclusive Control;

(e) The Custodian shall not be liable for complying with a Notice of Exclusive Control or, after receipt of such Notice of Exclusive Control, complying with other Authorized Instructions concerning the Account originated by the Secured Party or the Secured Party’s Authorized Party even if circumstances do not exist permitting the Secured Party to give a Notice of Exclusive Control;

(f) The Custodian shall not be liable for investigating or making any determination as to whether an event of default exists under any agreement between the Pledgor and the Secured Party;

(g) The Custodian shall not be liable for any losses resulting from the deposit or maintenance of securities or other property (in accordance with market practice, custom or regulation) with any recognized foreign or domestic clearing facility, book-entry system, centralized custodial depository, or similar organization (including, without limitation, international depositories such as Euroclear and Clearstream); and

(h) The Custodian shall not be liable for any losses or damages suffered as a result of the Pledgor’s default.

Except as specifically set forth above, the Custodian shall not be responsible or liable for any losses or damages arising as a result of its action or inaction except to the extent that such losses or damages are directly caused by its gross negligence or willful misconduct. The Custodian makes no representation or warranty, and shall have no responsibility or liability, with respect to the effectiveness of this Agreement in perfecting the Secured Party’s security interest. In its capacity as custodian for the property in the Account, the Custodian has not reviewed the Confirmation nor any margin account agreement and shall have no responsibility or liability in respect thereof. The Custodian shall have no duty, obligation or liability to ensure the Pledgor’s or the Secured Party’s compliance with any regulation or statute.

The Custodian shall comply with Authorized Instructions of the Secured Party’s Authorized Party (including a Notice of Exclusive Control), irrespective of any knowledge of the Custodian whether or not an event of default shall exist or the Secured Party shall have any agreement with the Pledgor limiting or conditioning its right to give such Authorized Instructions. The Custodian shall have no duty to investigate the circumstances under which the Secured Party is entitled to give any Authorized Instructions (including a Notice of Exclusive Control).

The duties of the Custodian shall be only those specifically undertaken pursuant to this Agreement.

This provision shall survive the termination of the Agreement.

14. Standard of Care. In performing its duties under this Agreement the Custodian shall exercise the same care and diligence that a professional custodian engaged in the banking or trust company industry and having professional expertise in securities processing transactions and custody would observe in such affairs. Except as specified in the preceding sentence, the Custodian shall have no duty with respect to the assets in the Account, including, without limitation, any duty to enforce or preserve any rights in the assets in the Account pertaining thereto.

15. Indemnification of the Custodian. The Pledgor hereby agrees to indemnify, defend and hold harmless the Custodian, its directors, officers, agents and employees (collectively, “Indemnified Parties”) against any and all claims, causes of action, liabilities, lawsuits, demands and damages, including without limitation, any and all court costs and reasonable attorney’s fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, except to the extent occurring as a result of the Custodian’s gross negligence or willful misconduct and except as otherwise specifically provided in this Section.

The Secured Party hereby agrees to indemnify, defend and hold harmless the Indemnified Parties against any and all claims, causes of action, liabilities, lawsuits, demands and damages, including without limitation, any and all court costs and reasonable attorney’s fees, in any way related to or arising out of or in connection with the Custodian’s acting in accordance with Authorized Instructions of the Secured Party and in failing to act in the absence thereof, except to the extent occurring as a result of the Custodian’s gross negligence or willful misconduct.

This provision shall survive the termination of the Agreement.

16. Compensation and Expenses. The Custodian shall be entitled to compensation for services under this Agreement as agreed between the Pledgor and the Custodian. The Pledgor acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on balances, including disbursement balances and balances arising from purchase and sale transactions as disclosed in the Custodian’s float policy. The Custodian shall also be entitled to reimbursement for reasonable expenses incurred by it in the discharge of its duties under this Agreement (the “Expenses”). To the extent that the Account contains sufficient assets other than the Pledged Securities, the Custodian is authorized to charge and collect from the Account any and all fees and Expenses earned unless such fees and Expenses are paid directly by the Pledgor. To the extent the Custodian advances funds to the Account for disbursements pursuant to Authorized Instructions or to settle or pay for transactions, the Custodian shall be entitled to collect from the Account such amounts and reasonable charges established under the Custodian’s standard overdraft terms, conditions and procedures. In the event that cash held in the Account is insufficient to reimburse the Custodian for the amount of any such fees, Expenses or advances, the Custodian shall be entitled to dispose of assets of the Account to the extent necessary to obtain reimbursement except that in no event shall the Custodian sell, convey, transfer from the Account or dispose of the Pledged Securities unless authorized in writing by Secured Party’s Authorized Party. This provision shall survive the termination of the Agreement.

17. Successors and Assigns. Except as provided below, no party may assign this Agreement without the prior written consent of the others, except that the Custodian may assign this Agreement to any entity which directly or indirectly is controlled by, or is under common control with, the Custodian. Any entity which shall by merger, consolidation, purchase, or otherwise succeed to substantially all the custody business of the Custodian shall, upon such succession and without any appointment or other action by the Pledgor or the Secured Party, be and become successor custodian hereunder upon notification to the other parties. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement may be assigned by the Secured Party to any person receiving assignment of the Secured Party’s rights under the Confirmation provided that written notice thereof is given by the Secured Party to the Custodian.

18. Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the control and safekeeping matters dealt with herein and supersede all previous agreements, whether oral or written, and documents with respect to such matters. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, including without limitation any agreement between the Pledgor and the Custodian relating to the establishment or maintenance of the Account, the terms of this Agreement shall prevail.

The Custodian represents that it has not entered, and until the termination of this Agreement will not enter into, any agreement with (i) any other person relating to the Pledged Securities pursuant to which it has agreed or will agree to comply with entitlement orders of such other person and (ii) the Pledgor or any other party purporting to limit or condition the obligation of the Custodian to comply with Authorized Instructions.

The Custodian and the Pledgor agree that they will not amend any agreement affecting the Pledged Securities or that relates to the establishment or maintenance of the Account, without the Secured Party’s prior written consent.

19. Amendment and Termination of the Agreement. This Agreement may be amended by written agreement of all the parties and may be terminated by the Custodian upon thirty (30) days’ prior notice in writing to the other parties. Such notice shall not affect or terminate the Secured Party’s security interest in the assets of the Account. Upon termination prior to the Custodian’s receipt of a Notice of Exclusive Control from the Secured Party, the assets of the Account shall be distributed pursuant to the Joint Instructions. Upon termination after the Custodian’s receipt of a Notice of Exclusive Control, the assets of the Account shall be distributed pursuant to the Authorized Instructions of the Secured Party’s Authorized Party either to a new account with the Custodian, directly to the Secured Party, to a third party designated by the Secured Party or as otherwise directed by the Secured Party. The termination of this Agreement shall not terminate the Account or alter the obligations of the Custodian to the Pledgor pursuant to any other agreement with respect to the Account or the Pledged Securities.

20. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

21. Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Account resulting from any event beyond the reasonable control of the Custodian, or its agents. This provision shall survive the termination of this Agreement.

22. Notices. Any notice, request, statement or other communication required or permitted to be given under this Agreement shall be in writing and addressed to the party at the address set forth below and shall be deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth on the signature page attached hereto. Any party may change its address for notices by giving written notice to the other parties.

To the Pledgor:	Owens Corning/Fibreboard Asbestos Personal Injury Trust
c/o Timothy G. Raab
Director of Finance
ARPC
1220 19th Street N.W., Suite 700
Washington, D.C. 20036
Telephone: (202) 721-0947
Fax: (202) 797-3619

With a copy to:	James C. Melville
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Tel: 612-904-5613
Fax: 612-375-1143
Cell: 612-845-7963
Email: jcm@kskpa.com

To the Secured Party:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention: Andrew Yaeger
Telephone: +1 212 250 2717
Facsimile: +1 732 460 7499
Email: andrew.yaeger@db.com

with a copy to:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention: Faiz Khan
Telephone: +1 212 250 0668
Facsimile: +1 646 502 4418
Email: faiz.khan@db.com

To the Custodian:	The Bank of New York Mellon
500 Grant Street
Suite 1362
Pittsburgh, PA 15258
Attn: Arlene Sefcik

23. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

24. Governing Law and Legal Proceedings. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to its conflict of laws provisions. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement. Regardless of any provision in any other agreement, for the purposes of the UCC, New York shall be deemed to be the Custodian’s jurisdiction and the establishment and maintenance of the Account shall be governed by the laws of the State of New York.

25. Representations. Each party hereby represents and warrants to the other parties that the individual executing this Agreement on its behalf has the requisite power and authority to do so and to bind such party to the terms of this Agreement. The Pledgor and the Secured Party have received and read the “Customer Identification Program Notice”, a copy of which is attached to this Agreement as Exhibit B.

IN WITNESS HEREOF the parties hereto have executed this Agreement effective as of the date first set forth above.

DEUTSCHE BANK AG, LONDON BRANCH	OWENS CORNING FIBREBOARD ASBESTOS PERSONAL INJURY TRUST

By:	By:
Name:	Name:
Title:	Title:

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

EXHIBIT A

to

ACCOUNT CONTROL AGREEMENT

NOTICE OF EXCLUSIVE CONTROL

Date:

The Bank of New York Mellon

500 Grant Street

Suite 1362

Pittsburgh, PA 15258

Attn: Arlene Sefcik

Re:    Account Control Agreement effective             , 20    among Owens Corning Fibreboard Asbestos Personal Injury Trust (“the Pledgor”), THE BANK OF NEW YORK MELLON (“the Custodian”) and Deutsche Bank AG, London Branch (“the Secured Party”)

Account No.

As Secured Party’s Authorized Party, the undersigned hereby directs, pursuant to the terms of the above referenced Account Control Agreement, you as Custodian (i) no longer to follow any Authorized Instructions of the Pledgor or the Pledgor’s Authorized Party with respect to the assets of the Account, and (ii) until otherwise directed by us, exclusively to follow Authorized Instructions issued by the Secured Party’s Authorized Party with respect to such Account.

Very truly yours,

Secured Party:

By:

Authorized Signatory

EXHIBIT B

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, all financial institutions are required by law to obtain, verify and record information that identifies each individual or entity that opens an account.

What this means for you: When you open an account, we will ask you for your name, address, taxpayer or other government identification number and other information, such as date of birth for individuals, that will allow us to identify you. We may also ask to see identification documents such as a driver’s license, passport or documents showing existence of the entity.